Aston Funds

EXHIBIT TO ITEM 77M

MERGERS

	At a Special Meeting of Shareholders held on March 22, 2010, shareholders of the Aston Balanced Fund approved the reorganization of Aston Balanced Fund into Aston/Montag & Caldwell Balanced Fund and shareholders of the Aston Growth Fund approved the reorganization of the Aston Growth Fund into Aston/Montag & Caldwell Growth Fund (each a "Reorganization"). The Board of Trustees of Aston Funds had approved the Reorganization of each Fund at an in-person meeting held on December 6, 2009. Circumstances and details of each Reorganization are described and incorporated by reference to N-14/A filed with the Securities and Exchange Commission ("SEC") via Edgar on January 8, 2010 (Accession No.: 0001193125-10-008281) and DEF 14A filed with the SEC via Edgar on January 20, 2010 (Accession No.: 0001193125-10-028944).